SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) February 4, 2003

                           ENZON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                       0-12957                  22-2372868
(State or other jurisdiction of          (Commission             (IRS Employer
incorporation)                           File Number)            Identification)

                685 Route 202/206, Bridgewater, New Jersey 08807
               (Address of principal executive offices) (Zip Code)

       (Registrant's telephone number, including area code: (908) 541-8600

                                   ENZON, INC.
          (Former name or former address, if changed since last report)
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Item 5. Other Events

      Enzon Pharmaceuticals, Inc. (the "Company") announced today its financial results for the quarter ended December 31, 2002, the second quarter of Enzon's fiscal year (FY) 2003. Total revenues for the quarter increased by $12.9 million, or 69 percent to $31.5 million, as compared to $18.6 million for the prior year period. The Company's net income for the second quarter FY 2003 climbed to $12.0 million or $0.28 per diluted share, as compared to $8.6 million or $0.20 per diluted share, for the same period in FY 2002.

      The increase in revenues for the quarter was principally due to increased royalties earned on sales of PEG-INTRON(R) by the Company's marketing partner, Schering-Plough Corporation. Total royalties on marketed products that utilize Enzon's PEG technology grew to $22.9 million during the second quarter of FY 2003, as compared to $12.6 million for the same period in FY 2002. During the quarter ended December 31, 2001, Schering-Plough launched PEG-INTRON and REBETOL combination therapy in the U.S. for the treatment of chronic hepatitis C.

      Net sales of the Company's marketed products, ONCASPAR(R), ADAGEN(R), and ABELCET(R) increased by 45 percent to $8.5 million in the second quarter of FY 2003, as compared to $5.9 million for the same period in FY 2002 primarily due to increased sales of ONCASPAR and ADAGEN, as well as the commencement of sales of ABELCET. During December 2002, the company acquired the North American rights and operational assets associated with development, manufacturing, sales and marketing for ABELCET (Amphotericin B Lipid Complex Injection) from Elan. The Company recorded $1.3 million of sales related to ABELCET of which $0.6 million related to sales of the product in North America and $0.7 million related to the shipment of the product to Elan for the European market and other contract manufacturing revenue. ONCASPAR sales increased by 22 percent to $3.1 million in the second quarter of FY 2003, as compared to $2.5 million for the same period in FY 2002. ADAGEN sales increased 24 percent to $4.1 million in the second quarter of FY 2003, as compared to $3.3 million for the same period in FY 2002.

      Research and development expenses for the second quarter of FY 2003 increased by $1.7 million or 43 percent to $5.7 million, as compared to $4.0 million for the second quarter of FY 2002. The increase was primarily due to increased expenditures related to the Company's single-chain antibody (SCA) collaboration with Micromet AG. During May 2002, through a broad strategic alliance, Enzon and Micromet combined their SCA technology and expertise to create a leading platform for the development of therapeutic products based on antibody fragments. The companies have established a new R&D Unit, located at Micromet's facility in Germany, which is now operational and has begun research and development of therapeutic SCA proteins for selected indications. Research and development expenses are expected to continue to increase significantly as the Company continues to invest in the advancement of its PEG and SCA product development programs.

      Selling, general and administrative expenses for the second quarter of FY 2003 increased by $2.9 million or 65 percent to $7.4 million, as compared to $4.5 million for the second quarter of FY 2002. This increase was primarily due to increased sales and marketing expenditures related to the Company's acquisition of the North American rights to the antifungal ABELCET from Elan Corporation, plc (NYSE: ELN). The transaction, which was completed in November 2002, included Enzon's hiring of a hospital sales force.

      Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors, which are described in the Company's Form 10-K, Form 10-Q's and Form 8-K's on file with the SEC, including without limitation, risks in obtaining and maintaining regulatory approval for indications and expanded indications, market acceptance of and continuing demand for Enzon's products and the impact of competitive products and pricing.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2002


                                        By: /s/ Kenneth J. Zuerblis
                                           ---------------------------
                                        Kenneth J. Zuerblis
                                        Vice President, Finance and
                                        Chief Financial Office